PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
April 28, 2021	(804) 217-5897
DYNEX CAPITAL, INC. REPORTS
FIRST QUARTER 2021 RESULTS

GLEN ALLEN, Va. -- Dynex Capital, Inc. (NYSE: DX) reported its first quarter 2021 results today. Management will host a call today at 10:00 a.m. Eastern Time to discuss the results and business outlook. Details to access the call can be found below under "Earnings Conference Call".
Management Remarks
“I am extremely pleased with our first quarter results, as we continued to demonstrate the power of our investment strategy and the exceptional skills and experience of our team,” stated Byron L. Boston, Chief Executive Officer. “We generated a total economic return of 7.2% for our common shareholders for the first quarter of 2021 and 34.8% over the last four quarters, averaging 8.0% per quarter during periods of high volatility. We also continued to position the company for long-term success by raising a total of $128 million in common equity through two public offerings during the first quarter while growing our book value.”
Mr. Boston continued, “We anticipate continued volatility in the macroeconomic environment, which will demand ongoing active management of mortgage portfolios. We believe Dynex’s track record demonstrates that we can thrive and deliver returns across wide-ranging investment environments. With our leverage ratio remaining under 7.0x, we believe we have positioned our balance sheet to take advantage of accretive capital deployment opportunities. As always, our disciplined investment process remains focused on delivering long-term value to our shareholders.”
First Quarter 2021 Financial Performance Highlights
•Total economic return to common shareholders of 7.2% comprised of $0.39 in dividends declared and an increase of $0.99 in book value per common share to $20.07 as of March 31, 2021
•Comprehensive income of $1.76 per common share and net income of $4.20 per common share
•Core net operating income, a non-GAAP measure, of $0.46 per common share
•Leverage including TBA dollar roll positions increased to 6.9x times shareholders' equity as of March 31, 2021 compared to 6.3x as of December 31, 2020
Other Highlights of the First Quarter of 2021
•Total economic return to common shareholders is 22.8% since December 31, 2019 and 34.8% since March 31, 2020

•Raised capital of $128.2 million through two public offerings of common stock, resulting in total issuance of approximately 7.2 million common shares
•Redeemed the remaining 2.8 million shares of 7.625% Series B Cumulative Redeemable Preferred Stock (the "Series B Preferred Stock") at an aggregate redemption price of approximately $25.15 per share, including accumulated and unpaid dividends
•Actively managed hedge position by rebalancing from options to futures, adding a net notional of $1.2 billion in derivative instruments to protect book value as the yield curve steepened during the quarter

First Quarter 2021 Results Discussion
The Company's results for the first quarter of 2021 were driven by the positioning of its assets and hedges given management's expectation of a steepening yield curve. The Company used proceeds from its two capital raises during the first quarter to purchase investments and increase its hedge position, which management estimates contributed approximately $0.51 to the increase in book value per common share during the first quarter. Comprehensive income to common shareholders of $47.2 million was primarily comprised of realized and unrealized gains from the Company's hedging instruments, which protected its book value. The steepening yield curve resulted in a decline in the fair value of the majority of the Company's investment portfolio, but this decline was partially buffered by spread tightening.
Net interest income for the first quarter of 2021 declined $2.2 million compared to the prior quarter due to a smaller average balance of lower yielding assets. Net interest spread of 1.87% exceeded management's expectation for the first quarter of 2021 as prepayment speeds were lower than anticipated and financing rates dropped 5 basis points versus the prior quarter. Adjusted net interest income, a non-GAAP measure, was relatively unchanged from the prior quarter as drop income from TBA dollar roll positions increased by $2.1 million, mostly offsetting the decline in net interest income. The Company increased its investment in TBAs by approximately 50% during the first quarter of 2021 as implied funding costs remained lower for TBA dollar roll transactions versus repurchase agreement financing typically used for specified pools, which is commonly referred to as "dollar roll specialness". The Company's implied funding cost for its TBA dollar roll transactions was approximately 39 basis points lower than its repurchase agreement financing rate for Agency RMBS during the first quarter of 2021. However, dollar roll specialness declined relative to the prior quarter, resulting in a lower TBA implied net spread of 1.83% for the first quarter versus 2.01% for the prior quarter. As a result, TBA dollar roll transactions did not materially impact adjusted net interest spread, a non-GAAP measure, which was 1.87% for the first quarter of 2021.
Core net operating income to common shareholders, a non-GAAP measure, increased by $1.9 million to $12.4 million due to lower general and administrative expenses and lower preferred stock dividends as a result of the redemption of the remaining shares of Series B Preferred Stock during the quarter. On a per common share basis, the impact of the $1.9 million increase in core net operating income to common shareholders was mostly offset by an increase in weighted average common shares as a result of the two capital raises during the quarter.
Earnings Conference Call
As previously announced, the Company's quarterly conference call to discuss these results is today at 10:00 a.m. Eastern Time and may be accessed via telephone in the U.S. by dialing 1-833-979-2856 and providing the ID

4742488 or by live audio webcast by clicking the "Webcast" button in the “Current Events” section on the homepage of the Company's website (www.dynexcapital.com), which includes a slide presentation. To listen to the live conference call via telephone, please dial in at least 10 minutes before the call begins. An archive of the webcast will be available on the Company's website approximately two hours after the live call ends.

Consolidated Balance Sheets
($s in '000s except per share data)	March 31, 2021	December 31, 2020
ASSETS	(unaudited)
Cash and cash equivalents	$328,936	$295,602
Cash collateral posted to counterparties	49,180	14,758
Mortgage-backed securities	2,380,373	2,596,255
Mortgage loans held for investment	5,749	6,264
Receivable for sales pending settlement	5,067	150,432
Derivative assets	109,746	11,342
Accrued interest receivable	15,480	14,388
Other assets, net	6,577	6,394
Total assets	$2,901,108	$3,095,435

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$2,032,089	$2,437,163
Payable for purchases pending settlement	24,455	5
Derivative liabilities	19,866	1,634
Cash collateral posted by counterparties	83,776	7,681
Accrued interest payable	418	1,410
Accrued dividends payable	5,639	5,814
Other liabilities	3,589	8,275
Total liabilities	2,169,832	2,461,982

Shareholders’ equity:
Preferred stock - aggregate liquidation preference of $111,500 and $181,208, respectively	$107,843	$174,564
Common stock, par value $.01 per share: 30,879,569 and 23,697,970 shares issued and outstanding, respectively	309	237
Additional paid-in capital	997,326	869,495
Accumulated other comprehensive income	15,105	80,261
Accumulated deficit	(389,307)	(491,104)
Total shareholders' equity	731,276	633,453
Total liabilities and shareholders’ equity	$2,901,108	$3,095,435

Book value per common share	$20.07	$19.08

Consolidated Comprehensive Statements of Income
(unaudited)	Three Months Ended
($s in '000s except per share data)	March 31, 2021	December 31, 2020
Interest income	$13,892	$16,705
Interest expense	(1,633)	(2,289)
Net interest income	12,259	14,416

Gain on sale of investments, net	4,697	9,356
Loss on investments, net	(980)	(134)
Gain on derivative instruments, net	107,801	23,866
Other operating expense, net	(380)	(205)
General and administrative expenses	(5,468)	(6,853)
Net income	117,929	40,446
Preferred stock dividends	(2,559)	(3,253)
Preferred stock redemption charge	(2,987)	—
Net income to common shareholders	$112,383	$37,193

Other comprehensive income:
Unrealized (loss) gain on available-for-sale investments, net	$(60,459)	$888
Reclassification of realized gain on sale of investments	(4,697)	(9,356)
Total other comprehensive loss	(65,156)	(8,468)
Comprehensive income to common shareholders	$47,227	$28,725

Net income per common share-basic and diluted	$4.20	$1.60
Weighted average common shares	26,789	23,262

Investment Portfolio and Financing Data	As of and For the Quarter Ended
($s in '000s)	March 31, 2021	December 31, 2020
Agency RMBS:
Fair value	$1,763,737	$1,946,391
Amortized cost	1,775,524	1,897,043
Average balance	1,821,920	2,139,597
Effective yield	1.62%	1.83%
Average constant prepayment rate ("CPR")	18.6%	17.1%
Agency CMBS:
Fair value	$249,617	$258,550
Amortized cost	237,066	238,953
Average balance	238,158	255,327
Effective yield	2.91%	2.90%
CMBS IO: (1)
Fair value	$365,876	$390,039
Amortized cost	352,655	378,940
Average balance	365,891	391,004
Effective yield	4.33%	4.27%
TBA securities:
Fair value	$2,825,937	$1,572,949
Amortized cost	2,845,803	1,564,061
Average TBA dollar roll positions, at cost	1,873,833	1,253,178
TBA drop income (2)	8,568	6,445
TBA implied net interest spread	1.83%	2.01%

Total average interest earning assets	$2,433,272	$2,793,917
Total average interest earning assets plus average TBA dollar roll positions	4,307,105	4,047,095
Total average interest bearing liabilities	2,158,121	2,501,076
Total average effective yield on average interest earning assets	2.17%	2.29%
Total average financing cost	0.30%	0.35%
Net interest spread	1.87%	1.94%
Adjusted net interest spread (3)	1.87%	1.98%

(1) CMBS IO includes Agency and non-Agency issued securities.
(2) TBA drop income is calculated by multiplying the notional amount of the TBA dollar roll positions by the difference in price between two TBA securities with the same terms but different settlement dates.
(3) Adjusted net interest spread includes the impact from TBA drop income of 0 basis points and 4 basis points, respectively.

Hedging Portfolio	As of March 31, 2021
($s in '000s)	Notional Amount/ Long (Short)	WAVG Months to Expiration	Fair Value	Rate
10-year U.S. Treasury futures	$(2,980,000)	3 months	$72,723	n/a
Options on 10-year U.S. Treasury futures	250,000	2 months	9,180	1.30%
Pay-fixed interest rate swaptions	500,000	5 months	27,843	1.16%

Use of Non-GAAP Financial Measures
In addition to the Company's operating results presented in accordance with GAAP, this release includes certain non-GAAP financial measures including core net operating income to common shareholders (including per common share), adjusted net interest income and the related metric adjusted net interest spread. Because these measures are used in the Company's internal analysis of financial and operating performance, management believes that they provide greater transparency to our investors of management's view of our economic performance. Management also believes the presentation of these measures, when analyzed in conjunction with the Company's GAAP operating results, allows investors to more effectively evaluate and compare the performance of the Company to that of its peers, although the Company's presentation of its non-GAAP measures may not be comparable to other similarly titled measures of other companies. Schedules reconciling core net operating income to common shareholders and adjusted net interest income to GAAP financial measures are provided further below.
Management views core net operating income to common shareholders as an estimate of the Company's investment portfolio performance based on the effective yield of its investments, net of financing costs and other normal recurring operating income/expense, net. In addition to the non-GAAP reconciliation set forth below, which derives core net operating income to common shareholders from GAAP comprehensive income to common shareholders, core net operating income to common shareholders can also be determined by adjusting net interest income to include interest rate swap periodic interest benefit/cost, drop income on TBA dollar roll transactions, general and administrative expenses, and preferred dividends. Drop income generated by TBA dollar roll positions, which is included in "gain (loss) on derivatives instruments, net" on the Company's consolidated statements of comprehensive income, is included in core net operating income and in adjusted net interest income because management views drop income as the economic equivalent of net interest income (interest income less implied financing cost) on the underlying Agency security from trade date to settlement date. Management also includes interest rate swap periodic interest benefit/cost, which is also included in "gain (loss) on derivatives instruments, net", in adjusted net interest income because interest rate swaps are used by the Company to economically hedge the impact of changing interest rates on its borrowing costs from repurchase agreements, and therefore represent a cost of financing in addition to GAAP interest expense. However, these non-GAAP measures do not provide a full perspective on our results of operations, and therefore, their usefulness is limited. For example, these non-GAAP measures do not include the changes in fair value of investments or changes in fair value of and costs of terminating derivative instruments used by management to economically hedge the impact of changing interest rates on the fair value of the Company's portfolio and book value per common share. As a result, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, the Company's GAAP results as reported on its consolidated statements of comprehensive income.

	Three Months Ended
($s in '000s except per share data)	March 31, 2021	December 31, 2020
Comprehensive income to common shareholders	$47,227	$28,725
Less:
Change in fair value of available for sale investments	60,459	(888)
Loss (gain) on investments, net	980	134
Change in fair value of derivative instruments, net (1)	(99,233)	(17,428)
Preferred stock redemption charge	2,987	—
Core net operating income to common shareholders	$12,420	$10,543

Weighted average common shares	26,789	23,262
Comprehensive income per common share	$1.76	$1.23
Core net operating income per common share	$0.46	$0.45
(1) Amount includes unrealized gains and losses from changes in fair value of derivatives and realized gains and losses on terminated derivatives and excludes net periodic interest benefit/cost on effective interest rate swaps outstanding during the period and TBA drop income.

	Three Months Ended
($s in '000s)	March 31, 2021	December 31, 2020
Net interest income	$12,259	$14,416
TBA drop income (1)	8,568	6,445
Net periodic interest cost (2)	—	(7)
Adjusted net interest income	$20,827	$20,854
Other operating expense, net	(380)	(205)
General and administrative expenses	(5,468)	(6,853)
Preferred stock dividends	(2,559)	(3,253)
Core net operating income to common shareholders	$12,420	$10,543
(1) TBA drop income is calculated by multiplying the notional amount of the TBA dollar roll positions by the difference in price between two TBA securities with the same terms but different settlement dates.
(2) Amount represents net periodic interest cost of effective interest rate swaps outstanding during the period.

Forward Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” "may," "could," and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Forward-looking statements in this release, including statements made in Mr. Boston's quotes, may include, without limitation, statements regarding the Company's financial performance in future periods, future interest rates, future market credit spreads, our views on expected characteristics of future investment and macroeconomic environments, prepayment rates and investment risks, future investment strategies, our future leverage levels and financing strategies, the use of specific financing and hedging instruments and the future impacts of these strategies, future actions by the Federal Reserve, and the expected performance of our investments. The Company's actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, volatility and disruption in national and international financial markets; adverse effects of the ongoing novel coronavirus (COVID-19) pandemic and any governmental or societal responses thereto, or other unusual and infrequently occurring events; ability to find suitable investment opportunities; changes in economic conditions; changes in interest rates and interest rate spreads, including the repricing of interest-earning assets and interest-bearing liabilities; the Company’s investment portfolio performance particularly as it relates to cash flow, prepayment rates and credit performance; the impact on markets and asset prices from changes in the Federal Reserve’s policies regarding purchases of Agency residential and Agency commercial mortgage-backed securities and U.S. Treasuries; actual or anticipated changes in Federal Reserve monetary policy or the monetary policy of other central banks; adverse reactions in U.S. financial markets related to actions of foreign central banks or the economic performance of foreign economies including in particular China, Japan, the European Union, and the United Kingdom; uncertainty concerning the long-term fiscal health and stability of the United States; the cost and availability of financing, including the future availability of financing due to changes to regulation of, and capital requirements imposed upon, financial institutions; the cost and availability of new equity capital; changes in the Company’s use of leverage; changes to the Company’s investment strategy, operating policies, dividend policy or asset allocations; the quality of performance of third-party servicer providers of the Company’s loans and loans underlying securities owned by the Company; the level of defaults by borrowers on loans the Company has securitized or otherwise is invested through its ownership of MBS; changes in the Company’s industry; increased competition; changes in government regulations affecting the Company’s business; changes or volatility in the repurchase agreement financing markets and other credit markets; changes to the market for interest rate swaps and other derivative instruments, including changes to margin requirements on derivative instruments; uncertainty regarding continued government support of the U.S. financial system and U.S. housing and real estate markets or reform of the U.S. housing finance system, including the resolution of the conservatorship of Fannie Mae and Freddie Mac; the composition of the Federal Reserve; systems failures or cybersecurity incidents; catastrophes affecting global markets; and exposure to current and future claims and litigation. For additional information on risk factors that could affect the Company's forward-looking statements, see the Company's Annual Report on Form 10-K for the year ended December 31, 2020, and other reports filed with and furnished to the Securities and Exchange Commission.
All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its filings with the Securities and Exchange Commission and other public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

Company Description
Dynex Capital, Inc. is an internally managed real estate investment trust, or REIT, which invests in mortgage assets on a leverage basis. The Company invests in Agency and non-Agency RMBS, CMBS, and CMBS IO. Additional information about Dynex Capital, Inc., including its most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K, is available on the Company's website at www.dynexcapital.com.

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